EXHIBIT 4.1
               AMERICAN FIDELITY ASSURANCE COMPANY
                        (A Stock Company)
                       2000 Classen Center
                     Oklahoma City, Oklahoma

American Fidelity Assurance Company (the Company) will pay each
Participant under this Contract the benefits to which he becomes entitled under the Contract subject to all of its terms.

The Contract is issued in consideration of: (1) the application, which is attached; and (2) any payment which the Employer may make to the Company.

IN WITNESS WHEREOF, the American Fidelity Assurance Company has caused this Contract to be executed at its Home Office in Oklahoma City, Oklahoma.

          Secretary                                    President

                GROUP DEFERRED VARIABLE ANNUITY
                        Master Contract
             Individual Allocation Separate Account
                       Non-Participating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE BASED ON
INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THE VALUES ARE
VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


Part 1
                           Definitions

Accumulated Value        The total value of all Units to the
                         credit of this Contract.

Annuitant                A person receiving annuity payments.

Annuity                  A contract promising a periodic series
                         of payments.

Annuity Commencement     The first day of any month after the
                         Participant's retirement, but no
                         later than the distribution date
                         required by federal law for the Contract
                         Owner's tax-qualified Plan.

Annuity Unit Value       Value of units for purpose of
                         calculating amount of annuity payments.

Company                  American Fidelity Assurance Company,
                         Oklahoma City, Oklahoma.

Contract Anniversary     The anniversary of the Date of Issue of
                         this Contract.

Contract Owner           The Owner of the Contract named in the
                         application.

Contract Year            Any period of one year that begins with
                         the date of issue or the Contract
                         anniversary.

Deferred Annuity         An annuity to commence at a future date.

Effective Date           The date as shown on the application.

Fixed Annuity            An annuity providing payments which do
                         not vary in amount after the first
                         payment is made.

Immediate Annuity        An annuity commencing immediately.

Inactive Participant     A participant whose account is no longer
                         accumulating units, but still has a unit balance.

Payment Date             The Valuation Date on which a premium
                         payment is received at our Company
                         unless it is received after the close of the New York Stock Exchange, in which case it will be the next Valuation Date.

Participant              An employee who participates in the
                         Plan.

Participant's Account    The sum of the units credited to a plan
                         participant.


Separate Account         An account of American Fidelity's assets
                         which are kept apart from other assets.
                         This account is invested separately and
                         is called "The American Fidelity Fund A
                         Account."

Tax-Qualified Plans      Retirement plans qualified under Section
                         401(a), 401(k), 403(b) or 408 of the
                         Internal Revenue Code, and governmental
                         plans and eligible State deferred
                         compensation plans under Section 414(d)
                         and 457 of the Internal Revenue Code. A
                         tax-qualified payroll deduction plan is
                         a tax-qualified plan which allows plan
                         participants to make contributions
                         through the employer's payroll system.

Unit                     A standard of measurement used to
                         measure the value of each account.

Unit Value               Value assigned to each accumulation Unit
                         on every Valuation Date.

Valuation Date           The Valuation Date is a day on which the
                         value of the fund is determined.

Valuation Period         The Valuation Period is the period
                         between successive Valuation Dates.


                              Part 2
                        General Provisions

The Contract and Application
     This Contract and the application, a copy of which is attached and made a part of this Contract, are the entire
     Contract between the Contract Owner and the Company.

     If a change in this Contract or a waiver of its terms is requested by the Contract Owner, the request must be in writing and will take effect only if signed by an authorized officer of the Company.

     The Company may change this Contract at any time if required by State or Federal laws. After this Contract has been in force for three years, the Company may change any term of the Contract except that benefits already earned by Participants cannot be decreased and the monthly life incomes guaranteed in Part 8 cannot be decreased. The Company will notify the Contract Owner of any change at least 90 days before the change will take effect.

Non-participating
     This Contract is non-participating. It does not share in the profits or earnings of the Company.


Proof of Age
     No lifetime annuity will be paid under this Contract unless satisfactory proof of age is submitted to the Company by the person who will receive the benefit. The amount of payment will be based on the correct age regardless of any prior record to the contrary.

Assignment
     This Contract cannot be assigned except when agreed to by the Company. All benefits are exempt from the claims of creditors to the maximum extent allowed by law.

Loans
     This Contract does not permit loans by the Participant from the Cash Value. If the Company, at some future date, permits such loans, they will be authorized by issuing a rider to the Certificate held by the Participant after written application is made by the Participant. In any period when loans are available, they will be available to all participants holding a Certificate under this Contract series. The loan provision may be discontinued without notice.

Voting Rights
     The Contract Owner will have the right to vote at the Contract Owner's meetings. The number of votes that may be cast will conform to the Rules and Regulations of the Separate Account.

Certificates
     American Fidelity will issue a Certificate to each Participant under this Contract. The Certificate is not a part of this Contract.

Participant Reports
     Twice each year, January 1 and June 30, each Participant will receive a fund statement. This statement will include the unit value on the reporting date, the account's unit balance, and the value of those units on that date.

                              Part 3
                  Premiums and Unit Accumulation

Contributions by Contract Owner
     The Contract Owner will send all premium amounts required for the Plan to the Company. The Company will apply the premiums sent by the Contract Owner to the Participant's
     Account in order to purchase accumulation Units.

Premium Amounts
     The minimum initial premium for each Participant is $20. The minimum amount of each subsequent premium is $10.

     The Company makes the following deductions from each premium:

     (1) 4% from each premium for: sales (3%); administrative expense (1/4%); and minimum death payment (3/4%);
     (2)  $.50 administrative charge per payment;
     (3)  $15.00 one-time certificate issue fee;
     (4)  premium taxes, if any; and
     (5) charges by an Employer or other agency for payroll reductions or other handling costs.

The balance of each premium after these deductions is called the net premium.

Application of Net Premium
     On the Payment Date, the Company will apply the net premium to purchase units for the Participant's Account. The number of units credited will be determined by dividing the net premium by the current Unit Value.

Discontinued Premiums
     If premium payments for a Participant are stopped prior to the Annuity Commencement Date, the Participant will then become an Inactive Participant. The number of units in his or her account will remain constant until one of the following events occurs:

     (1)  premium payments resume;
     (2)  a withdrawal of units occurs; or
     (3)  an annuity is purchased


                              Part 4
           Determining the Accumulated and Unit Values

Determination of Policy's Accumulated Value
     The accumulated value of an account is determined by multiplying the total number of units in the account by the current Unit Value.

Determination of the Current Unit Value
     The value of a unit was set at $1.00 by the Company on the first Valuation Date of the Fund. The current Unit Value is determined by multiplying the Unit Value for the previous
     Valuation Date by the Net Investment Factor for the
     Valuation Period just ended.

Determination of the Net Investment Factor
     The Net Investment Factor is determined by the investment performance of the assets of the Fund for the Valuation Period just ended. The Net Investment Factor for any Valuation Period is equal to 1.000000 plus the applicable net investment rate for the period, and may be more or less than 1.000000. The net investment rate is determined by:

     (a) taking the sum of the net investment income and capital gains and losses, realized or unrealized, of the Separate Account for the Valuation Period, less a deduction for any applicable taxes; then,

     (b) divide the result of (a) by the value of the Fund at the beginning of the Valuation Period. The gross investment rate may be positive or negative,

     (c)  The net investment rate is then determined by deducting
          .003521% (1.28525% on an annual basis) from the gross investment rate.

The values of the assets will be determined at fair value in accordance with the Rules and Regulations of the Separate
Account.


                              Part 5
                           Withdrawals

Withdrawals
     A Participant who wants to make a withdrawal should apply to the Company using a form the Company provides, A partial or complete withdrawal may be made at any time prior to the Annuity Commencement Date. The value of the amount withdrawn will depend on the number of Units withdrawn and the Unit Value on that Valuation Date.

Termination of Account
     In accordance with the above provisions regarding withdrawals, this policy may be surrendered for its full Accumulated Value on the date of withdrawal. If the Accumulated Value of any Participant's Account falls below $1,000 as the immediate result of a transfer or withdrawal, that Participant's Account may be terminated at the Company's sole option. Unless the Participant otherwise directs in writing, the remaining units in the Participant's Account will be released and surrendered and the resultant Accumulated Value paid to the participant in cash. Written notice of such termination will be mailed to the Contract Owner at least 31 days in advance.

Delay Due to Impossibility
     If a withdrawal is to be made during any period when regular banking activities have been suspended; or when there is restricted trading on any stock exchange, the securities of which are held by any sub-account; or for any period when an emergency or other circumstances beyond the Company's control exists and as a result of which the disposal of securities or other assets, including sale, delivery or receipt of payment by the Company is not reasonably practicable or as a result of which it is not reasonably practicable to determine the value of any account; such withdrawal or transfer shall be deferred to the earliest succeeding Valuation Date as of which the above described circumstances no longer exist. Rules and regulations of the Securities and Exchange Commission, if any are applicable, will govern determinations as to suspended or restricted trading on a stock exchange or emergencies limiting disposal of securities.

                              Part 6
                         Expense Charges

Charges to cover expenses by the Company in the distribution, asset management and administration of this policy are made in the manner described below. We reserve the right to vary the amount of such charges to amounts not exceeding the maximum amounts stated below.

Sales and Administrative; Minimum Death Payment
     A deduction of 4% is taken from each premium payment for sales (3%), and administrative expenses (1/4%), and for the minimum death payment (3/4%). The deduction for the minimum death payment is not applicable after age 65.

     In addition, there is an additional administrative charge of $.50 per Premium payment.

Certificate Issuance Fee
     A certificate fee of $15.00 is deducted from the Participant's first premium payment for each account set up.

Investment Management Charge
     As compensation for its investment advisory services, the Company receives a daily fee of .0008904% (.325% on an annual basis) of the current value of the Fund for the Valuation Period.

Mortality and Expense Risk Expense Charges
     The mortality and expense risk assumed by the Company is taken in the form of a daily charge against the Fund equal to .0026308% (.96025% on an annual basis) of the current value of the Fund for the Valuation Period.

                              Part 7
                          Death Benefits

A death benefit will be paid if the Company receives proof of the Participant's death at its Home Office. If the Participant's spouse is the beneficiary, he or she may choose to receive the account value in any form that the Participant could have chosen while living.

If the Participant dies before receiving annuity income payments, the Accumulated Value of the Participant's Account will be paid to the Participant's beneficiary. The value will be based on the Valuation Date on which both the proof of death and the beneficiary's written instructions are received.

If the Participant's death occurs prior to receiving annuity income payments and prior to age 65, the beneficiary will receive the greater of:

(1) 100% of all premium payments made by the Participant less any withdrawals; or
(2)  the value of the Participant's Account.

If the Participant's beneficiary is not the Participant's spouse, such person must:

(1) receive all of the value within five years of the Participant's death; or
(2) start to receive annuity payments within one year of the Participant's death for a period not to exceed the beneficiary's expected lifetime.

If the Participant dies while receiving income payments, the Company will pay any remaining guaranteed payments to: (a) the Participant's beneficiary; or (b) the Participant's estate, if no such beneficiary survives. Any payments made to a beneficiary must be on a payment schedule at least as rapid as that made to the Participant.

                              Part 8
                       Retirement Benefits

The Participant elects when retirement annuity payments will begin. This is done by using a form the Company provides, Total distribution must begin by the age required by federal law for the Contract Owner's tax-qualified plan. Total distribution is either:

(1)  withdrawal of all the Accumulated Cash Value; or
(2) the first periodic annuity payment under any option described below,

If no annuity option is elected by the required distribution date, option 2 , the life variable annuity with 120 monthly payments certain, may be effected.

The Company has the right to change the frequency of payments.
Should payments become less than $20, the Company may change the payment intervals to result in payments of at least $20.

Variable Annuity Options
     (1) Life Variable Annuity - A variable annuity paid each month while the Annuitant is living and ending with the last payment due preceding the date of the Annuitant's death.

     (2) Life Variable Annuity with Payments Certain - A variable annuity payable monthly and ending with the last payment due preceding the later of:

          (a)  the date of the Annuitant's death; or
          (b) the end of the certain period elected by the Annuitant. The period certain may be 10, 15, or 20 years.

          If the Annuitant's beneficiary dies before the variable annuity payments cease, the present value of the current dollar amount of the remaining certain payment will be paid to the estate of the beneficiary. This payment wil be commuted on the basis of 3 1/2% interest compounded annually.

(3) Unit Refund Life Variable Annuity - A Unit Refund Life Variable Annuity is a variable annuity payable monthly during the lifetime of the Annuitant. Upon death, an additional payment will be made of the value at date of death of the number of variable annuity units equal to the excess, if any, of (a) the total amount applied under this option, divided by the variable annuity unit value on the date variable annuity installments commence over (b) the variable annuity units represented by each installment, multiplied by the number of installments paid prior to death,

(4) Joint and Last Survivor Variable Annuity -A Joint and Last Survivor Variable Annuity is a variable annuity providing a monthly benefit payable during the joint lifetime of the annuitant and a designated second person and, thereafter, two-thirds of such monthly benefit payable during the remaining lifetime of the survivor. There is no predetermined number of annuity payments.

     Because of certain Internal Revenue Code requirements, this option may not be elected if, as of the date the variable annuity is effected, the present value of the payment to which the designated second person may become entitled exceeds 49% of the present value of all payments provided for the Annuitant and the designated second person; however, such limitations shall not apply if the designated second person is the spouse of the Annuitant.

Variable Annuities
     A variable annuity is an annuity with payments which vary in amount with the net investment result of the Separate Account. The number of annuity units remains fixed during the annuity payment period. The number of annuity units is set by dividing the first monthly payment by the annuity unit value at the Annuity Commencement Date. The subsequent annuity payments may change with the value of a variable annuity unit.

Determining the Variable Annuity Unit Value -
     The value of a variable annuity unit is determined by multiplying the value for the immediately preceding period by the product of:

     (1) the daily net investment factor for the fourteenth calendar day prior to the valuation date being calculated; and
     (2)  .9998794.

Determining the First Payment
     The following Table A is used to determine the first monthly payment. It shows the dollar amount of the first monthly payment which can be purchased with each $1,000 of value in the Participant's Account after deducting any premium taxes not previously deducted. Table A assumes a net investment rate of 41/2% and mortality is based on the 1983 Table a, modified.

     The value of the Participant's Account is found by multiplying the Participant's accumulated units by the unit value on the fourteenth day before the first annuity payment is due.

     The first monthly payment varies according to the option selected, and the age nearest birthday of the Annuitant.

Amount of Subsequent Monthly Variable Annuity Payments
     The amount of the first monthly annuity payment, determined as above, is divided by the value of a Variable Annuity Unit for the Valuation Date on which the first payment is due to determine the number of Variable Annuity Units represented by the first payment. This number of Variable Annuity Units remains fixed during the annuity period, and in each subsequent month, the dollar amount of the annuity payment is determined on the fourteenth calendar day preceding the payment date by multiplying this fixed number of Variable Annuity Units by the value of a Variable Annuity Unit. All subsequent monthly payments become due on the same day of the month as the date of the first payment.


                             TABLE A
                     VARIABLE ANNUITY OPTIONS
  INITIAL AMOUNT OF MONTHLY INCOME FOR EACH $1,000 OF CASH VALUE


                    LIFE INCOME    LIFE INCOME    LIFE INCOME
       AGE          ONLY           WITH TEN       WITH
       NEAREST      NO GUARANTEED  YEARS          INSTALLMENT
       BIRTHDAY     PERIOD         GUARANTEED     REFUND

       50            $4.86          $4.83          $4.77
       51             4.92           4.89           4.82
       52             4.99           4.95           4.88
       53             5.06           5.02           4.94
       54             5.13           5.08           5.00
       55             5.21           5.16           5.07
       56             5.29           5.23           5.14
       57             5.38           5.31           5.21
       58             5.47           5.40           5.29
       59             5.57           5.49           5.37
       60             5.68           5.58           5.46
       61             5.79           5.68           5.55
       62             5.91           5.79           5.65
       63             6.04           5.90           5.75
       64             6.18           6.02           5.86
       65             6.33           6.14           5.97
       66             6.49           6.28           6.09
       67             6.66           6.41           6.22
       68             6.84           6.56           6.36
       69             7.04           6.71           6.51
       70             7.25           6.87           6.66
       71             7.49           7.03           6.83
       72             7.74           7.21           7.00
       73             8.01           7.38           7.19
       74             8.30           7.57           7.39
       75             8.61           7.75           7.60

Fixed Annuity Options

     A Participant also has the option to elect forms of fixed annuities with essentially the same characteristics as Annuity Options (1) through (4) described in this Part.

     Table B applies to Fixed Annuity Options and is based on the 1983 Table a, modified, with interest at the rate of 4% per year.

                             TABLE B
                      FIXED ANNUITY OPTIONS
           MONTHLY LIFE INCOME PER $1,000 OF CASH VALUE

                    LIFE INCOME    LIFE INCOME    LIFE INCOME
       AGE          ONLY           WITH TEN       WITH
       NEAREST      NO GUARANTEED  YEARS          INSTALLMENT
       BIRTHDAY     PERIOD         GUARANTEED     REFUND

       50            $4.55          $4.53          $4.46
       51             4.62           4.59           4.51
       52             4.68           4.65           4.57
       53             4.75           4.72           4.63
       54             4.83           4.79           4.69
       55             4.91           4.86           4.76
       56             4.99           4.94           4.83
       57             5.08           5.02           4.90
       58             5.17           5.11           4.98
       59             5.27           5.20           5.06
       60             5.38           5.29           5.15
       61             5.50           5.40           5.24
       62             5.62           5.50           5.33
       63             5.75           5.62           5.44
       64             5.89           5.74           5.55
       65             6.04           5.86           5.66
       66             6.20           6.00           5.78
       67             6.37           6.14           5.91
       68             6.55           6.28           6.04
       69             6.75           6.44           6.19
       70             6.96           6.60           6.34
       71             7.19           6.76           6.50
       72             7.44           6.94           6.67
       73             7.71           7.12           6.86
       74             8.01           7.30           7.05
       75             8.32           7.49           7.26

                              Part 9
                 Individual Retirement Annuities

If this Contract is issued as an Individual Retirement Annuity under Internal Revenue Code Section 408(b), the following provisions will apply:

Premiums
     Premiums may be paid in any amount up to the lesser of:
     $2,000; 100% of compensation; or any subsequent limitations set by Congress. Compensation means income as defined in
     Section 219(f)(1) of the Internal Revenue Code. The two exceptions to the contribution rule are:

     (1)  a rollover contribution (as allowed under Sections
          402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8), 405(d)(3),
          408(d)(3), or 409(b)(3)(C) of the Internal Revenue
          Code; or

     (2)  a contribution made as part of a Simplified Employee
          Pension (SEP) as described in Section 408(k) of the Internal Revenue Code.

     No part of the premiums paid will be used to purchase life insurance contracts.

Death Benefit
     A death benefit will be paid if the Company receives proof of the Participant's death at its Home Office.

     If the Participant dies before receiving any income payments, the Company will pay the account value to: (a) the beneficiary named by the Participant; or (b) the Participant's estate if no beneficiary survives, If the beneficiary is the Participant's spouse, such person may choose to receive payment of the Cash Value in any form that the Participant could have chosen while living. The spouse must begin receiving payment by the date the Participant would have reached age 701/2. If the beneficiary is not the Participant's spouse, such person must:

     (1) receive all of the Cash Value within five years of the Participant's death; or

     (2) start to receive annuity payments within one year of the Participant's death for a period not to exceed the beneficiary's expected lifetime.

     If the Participant dies while receiving income payments, the Company will pay any remaining guaranteed payments to: (a) the Participant's beneficiary; or (b) the Participant's estate if no such beneficiary survives. Payment made to a beneficiary must be on a payment schedule at least as rapid as that made to the Participant. Payment made to an estate will be the commuted value of the remaining guaranteed payments.

Retirement Benefits
     The Participant decides when retirement payments will begin.
     This is done by using a form the Company provides. Total distribution must begin before age 701/2. Total distribution occurs upon:

     (1)  withdrawal of all the Cash Value; or

     (2) receipt of the first periodic payment under any option described in Part 8 of this Contract, provided that no option selected exceeds the life expectancy of the Participant.

     If a beneficiary is named, the periodic payments cannot exceed the expected lifetime of the Participant and his or her beneficiary. Life expectancy and joint and last survivor life expectancy are computed using section 1.72-9 of the Income Tax Regulations.

                              Part 9
           Individual Retirement Annuities (Continued)

Cash Withdrawal Benefit
     A Participant who wants to withdraw all or some of the Cash Value should apply to the Company using a form the Company provides. The Participant must notify the Company of the intent of the withdrawal. This will allow the Company to report correctly for state and federal income tax purposes. The Cash Value will be reduced by the amount of the withdrawal.

Assignment
     No assignment of this Contract or of any of its benefits or privileges will be recognized. All benefits are exempt from claims of creditors to the maximum extent permitted by law. This Contract is not transferable by the Participant. The entire interest of the Contract is not forfeitable by the Participant.

Premium Refunds
     Any refund of premiums other than excess contributions must be applied toward future premiums. They must be applied before the close of the calendar year following the year of the refund.

                        American Fidelity
                        Assurance Company

2000 Classen Center                 Oklahoma City, Oklahoma 73106


                         AMENDMENT RIDER

     The contract or certificate to which this rider is attached is hereby amended as follows:

       Tax Code, as used in this rider, refers to the Internal
       Revenue Code of 1986, as amended, and any related regulations or rulings of the Internal Revenue Service.

       As required by the Tax Code, the Company may refund any premiums that:

       1. exceed the maximum exclusion allowance as provided by the Tax Code;
               or

       2. are employer matching contributions that fall to pass the average contributions percentage test under Section 401(m) of the Internal Revenue Code.

     The Tax Code does not allow distribution of all or any part of a participant's individual account attributable to salary reduction contributions used to purchase accumulation units for your account after December 31, 1988, or gains on the account that occur after December 31, 1988, except:

       1. when you are age 59 1/2 or older;

       2. at your death;

       3. if you are disabled as defined in Section 72(m)(7) of the Internal Revenue Code;

       4. if you separate from service with your employer; or

       5. in the case of hardship as defined by the Internal
          Revenue Service. In the case of hardship, you will not be entitled to withdraw the gains on your salary reduction contributions.

     However, these restrictions will not apply to withdrawals that are for the purpose of making a tax-free transfer to another company as permitted by law.

     If the Tax Code requirements regarding refunds or withdrawals are changed, the Company will administer this certificate as required by the changes. If any of the restrictions listed above are reduced or eliminated, the Company will automatically use the less restrictive requirements.

     This rider is subject to all of the provisions of the contract or certificate as long as this rider does not amend them. This rider will terminate on the same date as the contract or certificate to which it is attached.


                                                  Secretary

                        American Fidelity
                        Assurance Company

2000 Classen Center                 Oklahoma City, Oklahoma 73106


                         AMENDMENT RIDER

     The contract to which this rider is attached is hereby amended as follows:

     The Investment Management Charge provision is deleted and replaced by the following:

     Investment Management Charge

     As compensation for its investment advisory services, the Company receives a daily fee of .0013698% (.5% on an annual basis) of the current value of the Fund for the Valuation
     Period.

     This rider is subject to all of the provisions of the contract as long as this rider does not amend them. This rider will terminate on the same date as the contract to which $4.5 is attached.


                                             Secretary

                        American Fidelity
                        Assurance Company

2000 N. Classen Boulevard           Oklahoma City, Oklahoma 73106


                         AMENDMENT RIDER

The master contract and/or certificate to which this rider is attached is hereby amended as follows:

Definitions, the following definitions are being added:

     Eligible Fund                 An investment entity

     Variable Investment Option    A sub-account of the Separate
                                   Account. The Variable
                                   Investment Option provides
                                   benefits which are variable
                                   and are not guaranteed as to
                                   dollar amount.

The definitions of "Separate Account" and "Valuation Date" are being deleted and replaced by the following:

     Separate Account    A Separate Account of the Company which
                         provides Variable Investment Options.
                         This Account is classified as a unit
                         investment trust under the Investment
                         Company Act of 1940. This Account is
                         called American Fidelity Separate
                         Account A.  Separate Account assets are
                         kept apart from the Company's other
                         assets.

     Valuation Date      A day on which the value of the Variable
                         Investment Option is determined.

General Provisions, the Voting Rights provision is being deleted;
and the Participant Reports provision is hereby amended as follows:

     Participant Reports
     At least twice each calendar year, each Participant will receive a report showing the value of the Variable
     Investment Option, and any other information as required by law. The Company will also furnish an annual report of the Separate Account.

Determining the Accumulated and Unit Values, in the master contract is being amended as follows:

The words "of the Fund" in the first sentence of the Determination of the Current Unit Value provision are deleted.

The Determination of the Net Investment Factor provision is replaced by the following:

     Determination of the Net Investment Factor
     The Net Investment Factor is determined by the investment performance of the shares of the Eligible Fund held by the Variable Investment Option for the Valuation Period just ended. The Net Investment Factor for any Valuation Period is calculated by:

     (a) dividing the value per share of the Eligible Fund held by the Variable Investment Option at the end of the current Valuation Period by the value per share of the Eligible Fund held by the Variable Investment Option at the end of the prior Valuation Period, and then

     (b) deducting the mortality and expense risk charge of .0026308% (.96025% on an annual basis) per share from the Variable Investment Option.

Values of each share of the Eligible Fund are determined in accordance with valuation procedures established by the Eligible
Fund.

Expense Charges, in the master contract under The Investment
Management Charge provision is deleted; and the Mortality and Expense Risk Charges provision is replaced by the following:

     Mortality and Expense Risk Charges
     Each Valuation Period, we deduct charges from the Separate Account for Mortality and Expense Risk. The Mortality and Expense charge compensates us for assuming the mortality and expense risks under this policy. The charges are equal to the percentages shown in the Determination of the Net Investment Factor provision.

Retirement Benefits, the words 'Separate Account" in the first sentence of the Variable Annuities provision section, are replaced by the words "Variable Investment Option".

This rider replaces Amendment Rider AAMD-30 to the contract and is subject to all of the provisions of the contract or certificate as long as this rider does not amend them. This rider will terminate on the same date as the contract or certificate to which it is attached.


                                                   Secretary

                        American Fidelity
                        Assurance Company

2000 Classen Center                 Oklahoma City, Oklahoma 73106

               INDIVIDUAL RETIREMENT ANNUITY RIDER

The policy to which this rider is attached is hereby amended as follows:

This rider is attached to and made a part of the Annuity Contract (the "Contract") issued by American Fidelity Assurance Company to qualify the Contract as an Individual Retirement Annuity under
Section 408(b) of the Internal Revenue Code (the "Code"), as the same may be amended or supplemented from time to time. All references to Code Sections are to those Sections as they may be amended and/or renumbered from time to time. If any provisions of the Contract conflict with this rider, the provisions of this rider will apply.

ARTICLE I - OWNERSHIP

     The individual who participates in this individual retirement annuity (the "Owner') is the owner of the Contract. The Contract is established for the exclusive benefit of the Owner and his or her Beneficiary. The Owner may exercise all rights under the Contract during his or her lifetime. The Owner's interest in the Contract is nonforfeitable and nontransferable. The Contract may not be sold, assigned, discounted or pledged as collateral or as security for the performance of an obligation or for any other purpose. Separate records will be maintained for the interest of each individual.

ARTICLE II - DEPOSIT LIMITS

     American Fidelity Assurance Company may accept deposits on behalf of the Owner for a tax year of the Owner. Deposits shall be in cash and shall not be fixed, and the total deposit shall be limited to a maximum of $2,000 for any tax year unless the deposit is a rollover contribution described in Section 402(c), 403(a)(4), 403(b)(8) or 408(d)(3) of the
     Code or an employer contribution to a simplified employee pension plan as described in Section 408(k) of the Code.

     Any refund of premiums (other than those attributable to excess deposits) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

ARTICLE III - NO LIFE INSURANCE OR COLLECTIBLES

     No part of the Contract may be invested in life insurance nor may any part of the Contract be invested in collectibles
     (within the meaning of Section 408(m) of the Code).

ARTICLE IV - DISTRIBUTION LIMITS

1. The distribution of an individual's interest shall be made in accordance with the minimum distribution requirements of
     Section 408(b)(3) of the Code and the regulations thereunder, including the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the owner by the time distributions are required to begin, life expectancies shall be made without regard to recalculation. Such election shall be irrevocable by the Owner and shall apply to all subsequent years.

2. The Owner's entire interest in the Contract must be distributed or begin to be distributed, by the Owner's required beginning date, which is the April 1 following the calendar year in which the Owner reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date the Owner may elect, in a manner acceptable to American Fidelity Assurance Company, to have the balance in the Contract distributed in one of the following forms:

     a.   a single sum payment;

     b. equal or substantially equal payments over the life of the Owner;

     c. equal or substantially equal payments over the lives of the Owner and his or her designated beneficiary;

     d. equal or substantially equal payments over a specified period that may not be longer than the Owner's life expectancy;

     e. equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Owner and his or her designated beneficiary.

3. Payments must be made in periodic payments at intervals of no longer than one year. If the Owner elects distributions in the form of annuity payments, the payments must be either nonincreasing or they may increase only as provided in Q. &
     A. F-3 of Section 1.401 (a)(9)-l of the Proposed Income Tax
     Regulations.

4. If the Owner does not elect a method of payout by the April 1 following the calendar year in which he or she reaches age 70 1/2, American Fidelity Assurance Company shall have complete and sole discretion to make payments pursuant to one of the forms described in paragraph 2 above.

5. If the Owner rolls over or transfers individual retirement annuity or account (IRA) funds or qualified retirement plan funds into the Contract, within the meaning of Code Section 402(c), after April 1 of the year following the year he or she attained age 70 1/2, the choice of the method of payout will be made according to whether the Owner had elected to recalculate or to not recalculate the minimum distributions from the distributing or transferring plan, as follows:

     a. If the Owner elected to not recalculate the minimum distributions from the distributing or transferring plan, the payout option applicable for this Contract must be made over a period certain not exceeding the remaining applicable life expectancy. The remaining applicable life expectancy is the applicable life expectancy used to determine the minimum distribution from the distributing or transferring plan for the year in which the transaction occurs (the distribution which may not be rolled over or transferred into this receiving plan), minus 1.0. Payout may not be made for the life of the Owner or for the lives of the Owner and the Beneficiary.

     b. If the Owner elected to recalculate the minimum distributions, payout from this Contract may be made
          (1) for the life of the Owner, (2) for the lives of the Owner and the Beneficiary, (3) for the life of the Owner or for the lives of the Owner and the Beneficiary with a period certain not longer than the remaining applicable life expectancy, or (4) a period certain not longer than the remaining applicable life expectancy. The remaining applicable life expectancy is the applicable life expectancy used to determine the current year minimum distribution from the distributing or transferring plan for the year in which the transaction occurs (the distribution which may not be rolled over or transferred into this receiving plan), minus 1.0.

6. If the Owner receives payout according to a period certain, the period certain may not be lengthened after the date payout begins, even if the original period established is shorter than the maximum permitted.

7. If the payout option is a life annuity or a life annuity with a period certain not exceeding 20 years, the following rule will apply. The first payout made on or before the April 1 following the year the Owner attained age 70-1/2 must be in the amount required for one payout interval. The second payout need not be made until the end of the next payout interval, even if that payout interval ends in the next calendar year. If the payout schedule is a period certain annuity without a life contingency or a life annuity with a period certain exceeding 20 years, period payout for each distribution calendar year (i.e., a year for which a minimum distribution is required) will be combined and treated as an annual amount. The amount which is required to be distributed on or before April 1 following the year the Owner attains age 70 1/2 is the annual amount for the Owner's first distribution calendar year. The annual amount for other distribution calendar years, including the annual amount for the calendar year in which the Owner's required beginning date occurs, must be distributed on or before December 31 of the calendar year for which the distribution is required.

8. If the Owner dies before his or her entire interest is distributed, the entire remaining interest will be distributed as follows:

     a. If the Owner dies on or after distributions have begun under Article IV, Section 2, the entire remaining interest must be distributed at least as rapidly as provided under the section,

     b.   If the Owner dies before distributions have begun under
          Article IV, Section 2, the entire remaining interest must be distributed as elected by the Owner or, if the Owner has not so elected, as elected by the beneficiary or beneficiaries, as follows:

       1) by December 31st of the year containing the fifth anniversary of the Owner's death; or
       2) in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31st of the year following the year of the Owner's death. If, however, the beneficiary is the Owner's surviving spouse, then this distribution is not required to begin before December 31st of the year in which the Owner would have turned 70 1/2.

     c. If the beneficiary is the Owner surviving spouse, the spouse may treat the Owner's IRA as his or her own IRA. This will be deemed to have occurred if such surviving spouse makes a regular contribution to the IRA, or fails to elect any of the above provisions. In addition, the beneficiary may roll over or transfer the Owner's interest to the beneficiary's own IRA if the beneficiary is the Owner's surviving spouse.

9. Unless other wise elected by the owner prior to the commencement of distributions under Article IV, Section 2, or, if applicable, by the surviving spouse where the Owner dies before distributions have commenced, life expectancies of an Owner or spouse beneficiary shall be recalculated annually for purposes of distributions under this Article. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary shall not be recalculated.

10. An individual may satisfy the minimum distributions requirements under Sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B 524, to satisfy the minimum distribution requirements described above.

ARTICLE V - REPORTING

     Unless the Owner dies, is disabled (as defined in Code
     Section 72(m)), or reaches age 59 1/2 before any amount is paid out from the Contract, American Fidelity Assurance Company must receive from the Owner a statement explaining how he or she intends to dispose of the amount paid out.

     The Owner agrees to provide American Fidelity Assurance Company with information necessary for American Fidelity Assurance Company to prepare any report required under
     Section 408(i) of the Code and Regulations Sections 1.408-5 and 1.408-6.

     American Fidelity Assurance Company agrees to submit reports to the Internal Revenue Service.

ARTICLE VI - AMENDMENTS

     Any amendment made for the purpose of complying with provisions of the Code and related regulations may be made without the consent of the Owner. The Owner will be deemed to have consented to any other amendment unless the Owner notifies American Fidelity Assurance Company that he or she does not consent within 30 days from the date American Fidelity Assurance Company mails the amendment to the Owner.

ARTICLE VII - RESPONSIBILITY OF THE PARTIES

     American Fidelity Assurance Company shall not be responsible for any penalties, taxes, judgments or expenses incurred by the Owner in connection with this IRA and shall have no duty to determine whether any contributions to or distributions from this IRA comply with the Code, regulations or rulings.

     This rider is subject to all of the provisions of the policy as long as this rider does not amend them. This rider will terminate on the same date as the policy to which it is attached.

                                                   Secretary

                        American Fidelity
                        Assurance Company

2000 Classen Boulevard              Oklahoma City, Oklahoma 73106

                       403(b) ANNUITY RIDER

The policy to which this rider is attached is hereby amended as follows:

This Endorsement is attached to and made apart of the Annuity Contract (the "Contract") issued by American Fidelity Assurance Company (the "Issuer") to qualify the Contract as a tax-sheltered annuity under Section 403(b) of the Internal Revenue Code (the "Code"), as the same may be amended or supplemented from time to time. If any provisions of the Contract conflict with this Endorsement, the provisions of this Endorsements will apply.

 ARTICLE I - PURPOSE

1. It is the intent of the Employer by the authorization of a 403(b) arrangement to allow employees to augment their retirement income through participation in this 403(b)
     Agreement.

2. The Participant is solely responsible for determining the amount of premiums contributed to the 403(b) Agreement. The Participant accepts full responsibility for any and all tax ramifications resulting from participation in the 403(b) Agreement. The 403(b) Agreement is purchased by the Employer for the exclusive benefit of the Participant.

3. By electing to reduce his or her compensation and have the Employer contribute into the 403(b) Agreement, the Participant will not be taxed on contributions or earnings attributable to such contributions until a distribution is taken.

ARTICLE II - PARTICIPATION

1.   A Participant may elect to participate in the 403(b)
     Agreement by executing the Contract and this Endorsement and signing and delivering any form or document as may be required by the Employer or Issuer.

2. A Participant may modify his or her payroll deduction election with the Employer once each tax year. An election is effective on a prospective basis only.

3. An election to participate shal I be effective as of a reasonable period following the delivery of the election form to the Employer. Such period shall be uniform for all employees of the Employer.

ARTICLE III - PREMIUMS

1.   A Participant may elect to reduce his or her Includible
     Compensation and have such amounts contributed as premiums to the 403(b) Agreement.

     a.   Any amounts contributed as premiums to the 403(b)
          Agreement for a Participant's tax year shall reduce the Participant's Includible Compensation for such tax year.

     b. The premiums contributed to the 403(b) Agreement and the reduction in a Participant's Includible Compensation shall not exceed the applicable limitations for such reductions as described in the Code. The premiums may be based on any valid election made by the Participant to use any special increase options.

2. The Employer, in its sole discretion, retains the right to make Employer contributions on behalf of those Participants entitled to such contributions.

     The amount of the contribution shall be set forth in the plan document governing such contributions. The amount of the contributions shall not exceed any applicable federal or state limitations on such Employer contributions and shall be made in a nondiscriminatory manner as determined by applicable law and regulation. This ' Endorsement and the Contract shall not necessarily comply with the provisions of any plan document maintained by the Employer for purposes of Employer contributions. Notwithstanding the previous sentence, the Issuer may, at its option, agree to conform this Endorsement and the Contract to the provisions of any plan document for Employer contributions, provided the Employer furnishes a copy of such plan document to the Issuer for review.

     The Employer contributions made for a Participant shall be fully vested at all times and the Participant may take a distribution of the Employer contributions and earnings thereon as of the times specified in Article IV.

3. In no event shall the premiums for a tax year on behalf of a Participant exceed the maximum allowable amounts permitted under current law or regulation.

     a. The maximum premium contributed for a tax year on behalf of a Participant, when aggregated with other amounts contributed through the Employer (or controlled group of Employers under IRC 414(b), (c), (m) or (o)), shall not exceed the lesser of the maximum permitted amount for a Participant under Sections 403(b)(2) and 415(c) of the Code for that year.

     b. The maximum of all premiums contributed during a calendar year for the Participant shall not exceed the limitations set forth in Section 402(g) of the Code.

4. The Participant is solely responsible for determining his or her maximum annual premium.

5. The Participant may transfer to the Issuer amounts from other403(b) arrangements. The Participant shall certify in a manner acceptable to the Issuer that such amounts are eligible for transfer.

ARTICLE IV - PAYMENT OF BENEFITS

1.   A Participant may elect to receive benefits from the 403(b)
     Agreement only upon the Participant's certification, in a form and manner acceptable to the Issuer, that the Participant has separated from service, attained age 59 1/2, is Disabled or is encountering a financial hardship.

     If the value of the contract immediately preceding the 1989 plan year is ascertainable, such pre-1989 amounts are not subject to the distribution limitations described above.

2. The surviving beneficiary of the Participant may elect to receive benefits from the 403(b) Agreement upon the death of the Participant.

3. The benefit shall be paid to the Participant or beneficiary in a form permitted under the Contract.

4. At the election of a Participant (or the surviving spouse beneficiary of a deceased Participant) the Issuer shall pay any eligible rollover distribution to an individual retirement plan described in Section 408 of the Code or another annuity contract or account described in Section 403(b) of the Code in a direct rollover for that Participant (or beneficiary). The term "eligible rollover distribution" shall have the meaning set forth in Sections 402(c)(2) and
     (4) of the Code and Q&A-3 through Q&A-8 of Treasury Regulations Section 1.402(c)-2T.

     The Participant (or surviving spouse beneficiary) who desires a direct rollover must specify the individual retirement plan or 403 (b) plan to which the eligible rollover distribution is to be paid and satisfy such other reasonable requirements as the Issuer may impose.

5. Benefit payments shall conform to the minimum distribution requirements of Section 401(a)(9) of the Code and Regulations thereunder, including Treasury Regulations
     Section 1.401 (a)(9)-2 and 1.403(b)-2.

     If the value of the 403(b) Agreement prior to 1987 is determinable, the pre-87 amount need not be subject to a required minimum distribution until the calendar year the Participant attains age 75.

6. Notwithstanding any other provision to the contrary, the Issuer may make an immediate single sum distribution to the Participant or beneficiary (it applicable) if the value of the 403(b) Agreement does not exceed $3,500 and if the Participant or beneficiary is currently eligible to receive benefit payments.

ARTICLE V - AMENDMENT AND TERMINATION

1. The Issuer reserves the right to amend the 403(b) Agreement at anytime by giving at least 30 days written notice to the Participant.

2. The Participant reserves the right to terminate further premiums to his or her 403(b) Agreement by executing and delivering proper written notice to the Employer and the Issuer.

ARTICLE VI - MISCELLANEOUS

1. The Issuer shall provide all required reports to the Participant or Employer if applicable.

2. The Participant agrees to provide the Issuer all information necessary for the Issuer to perform its duties under this 403(b) Agreement.
3. The Participant warrants that any information he or she supplies is correct and maybe fully relied upon by the Issuer.

4. The Contract and the Endorsement is intended to qualify as a tax-sheltered annuity under Section 403(b) of the Code. The
     Contract and the Endorsement shall be interpreted and operated with this intent.

5. The Employer and Participant shall, to the extent permitted under law, indemnify and hold the Issuer, its employees and agents harmless from and against any liability which may occur in the administration of the 403(b) Agreement unless arising from the Issuer's breach of its responsibilities under this 403(b) Agreement. By execution of this 403(b) Agreement, it is the specific intention of the parties that no fiduciary duties be conferred upon the Issuer, its employees or agents nor shall any be implied from this 403(b) Agreement or the acts of the issuer, its employees or agents.

6. The Issuer may charge fees in connection with the 403(b) Agreement. In addition, the issuer has the right to be reimbursed for any taxes or expenses incurred by or on behalf of the 403(b) Agreement. The lssuer reserves the right to change its fee schedule, or add new fees, at anytime upon 30 days prior written notice to the Participant.

7. To the extent not governed by federal law, the 403(b) Agreement shall be governed by the laws of the state in which the Contract is issued. If any provisions of this 403(b) Agreement shall for any reason be deemed invalid or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect and shall not be invalidated.

8. The 403(b) Agreement shall be nonforfeitable at all times. The Participant may not assign, pledge or in any manner encumber this 403(b) Agreement, nor shall this 403(b) Agreement be subject to garnishment, attachment, execution or levy of any kind.

9. Upon receipt of a domestic relations order the issuer may retain an independent third party to determine if the order is a Qualified Domestic Relations Order pursuant to Section 414(p) of the Code. The Issuer may charge to the account any and all expenses associated with the determination.

ARTICLE VII - DEFINITIONS

1. Contract - Shall mean the underlying annuity agreement issued by the Issuer in its entirety and any attachment or riders attached hereto.

2. Disabled - Shall mean the inability to engage in any substantial gainful activity by reason of a medically determinable -physical or mental impairment which can be expected to result in death or to be of an indefinite nature as defined in Section 72(m)(7) of the Code.
3.   Employer -Shall mean an Employer described in Section 501
     (c)(3) of the Code which is exempt from tax under Section 501 (a) of the Code, an educational organization described in Section 170(b)(1)(A)(ii) of the Code, a state, a political subdivision of a state, or an agency or instrumentality of a state.

4. 403(b) Agreement - Shall mean the Contract as modified by this Endorsement.

5. Includible Compensation -Shall mean the compensation received from the Employer which is includible income of the Employee as defined in section 403(b)(3) of the Code.
     Includible Compensation shall not exceed $150,000, as adjusted for increases in the cost-of-living in accordance with Section 401 (a)(17)(B) of the Code.

6. Participant -Shall mean any current or former employee who has made valid premium payments to the 403(b) Contract.

This rider is subject to all of the provisions of the policy as long as this rider does not amend them. This rider will terminate on the same date as the policy to which it is attached.

                                                  Secretary

                        American Fidelity
                        Assurance Company

2000 N. Classen Boulevard        Oklahoma City, Oklahoma 73106

             ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is attached to and made a part of the annuity Policy (the "Policy") issued by American Fidelity Assurance Company to qualify the Policy as a Roth Individual Retirement Annuity (IRA) under Section 408A of the Internal Revenue Code (the "Code"), as the same may be amended or supplemented from time to time. All references to Code Sections are to those Sections as they may be amended and/or renumbered from time to time. If any provisions of the Policy conflict with this rider, the provisions of this rider will apply.

                  THIS IS A ROTH CONVERSION IRA.

ARTICLE I - OWNERSHIP
The individual who participates in this Roth IRA (the "Owner") is the Owner of the Policy. The Policy is established for the exclusive benefit of the Owner and his or her Beneficiary. The Owner may exercise all rights under the Policy during his or her lifetime. The Owner's interest in the Policy is nonforfeitable and nontransferable. The Policy may not be sold, assigned, discounted or pledged as collateral or as security for the performance of an obligation or for any other purpose. Separate records will be maintained for the interest of each individual.

ARTICLE II - DEPOSIT LIMITS
American Fidelity Assurance Company may accept deposits on behalf of the Owner for a tax year of the Owner. Deposits shall be in cash and shall not be fixed If the Roth IRA is not designated as a Roth Conversion IRA, then except in the case of a rollover contribution described in Section 408A(e), we will accept deposits up to a maximum of $2,000 for any tax year of the Owner. If the Owner also maintains an IRA under Section 408(a) or 408(b) of the Internal Revenue Code, the maximum $2,000 premium to the Owner's Roth IRA under Section 408A is reduced by any contributions or premiums the Owner makes to his or her IRAs under Sections 408(a) and 408(b). The Owner's total annual contributions to all IRAs under Section 408(a), 408(b) and 408A cannot exceed the lesser of $2,000 or 100 percent of the Owner's compensation.

If this Roth IRA is designated as a Roth Conversion IRA, no deposits other than IRA conversion contributions made during the same tax year will be accepted.

No contributions will be accepted under either a SIMPLE plan or a SEP plan established by any employer pursuant to Code Sections 408(p) and 408(k) respectively. Transfer or rollover contributions may be made to this Roth IRA from the custodian, trustee or issuer of another Roth IRA and such other types of IRAs and plans as permitted by statute, regulations or other IRS pronouncement.

Any refund of premiums (other than those attributable to excess deposits) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

ARTICLE III - DISTRIBUTION LIMITS

1. The Owner's interest in the Contract is not subject to the required distribution rules of Section 401(a)(9)(A), nor is the Policy subject to the incidental death benefit requirements of Section 401 (a).

2.   The Owner may elect, in a manner acceptable to American
     Fidelity Assurance Company, to have the balance in the Policy distributed in one of the following forms:

     a.   a single sum payment;

     b. equal or substantially equal payments over the life of the owner;

     c. equal or substantially equal payments over the lives of the Owner and his or her designated Beneficiary;

     d. equal or substantially equal payments. over a specified period that may not be longer than the Owner's life expectancy;

     e. equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Owner and his or her designated Beneficiary;

     f.   any other increments permitted under the Policy.

3. If the Owner dies before his or her entire interest is distributed to him or her and the Owner's surviving spouse is not the sole Beneficiary, the entire remaining interest will, at the election of the Owner or, if the Owner has not so elected, at the election of the Beneficiary or Beneficiaries, either:

     a. Be distributed by December 31 of the year containing the fifth anniversary of the Owner's death, or

     b. Be distributed over the life expectancy of the designated Beneficiary starting no later than December
          31 of the year following the year of the Owner's death.

     If distributions do not begin by the date described in b., distribution method a. will apply.

4. In the case of distribution method 3.b. above, to determine the minimum annual payment for each year, divide the Owner's entire interest in the annuity as of the close of business on December 31 of the preceding year by the life expectancy of the designated Beneficiary using the attained age of the designated Beneficiary as of the Beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

5. It the Owner's spouse is the sole Beneficiary on the Owner's date of death, he or she may treat the Roth IRA as his or her own Roth IRA and would not be subject to the required minimum distribution rules. The Owner's surviving spouse will also be entitled to such additional Beneficiary payment options as are permitted under the law or related regulations.

     All distributions made pursuant to paragraphs 3, 4 and 5 of this Article III shall be made in accordance with the applicable requirements of Section 401(a)(9) of the Code and the regulations thereunder. Unless payments are being made in accordance with the five year rule described above, payments must be made in periodic payments at intervals of no longer than one year. If a Beneficiary elects distribution in the form of annuity payments, the payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401 (a)(9)-1 of the Proposed Income Tax Regulations. For purposes of distributions beginning after the Owner's death, life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

ARTICLE IV - REPORTING
The Owner agrees to provide American Fidelity Assurance Company with information necessary for American Fidelity Assurance Company to prepare any report required under the Internal Revenue Code and Regulations including Section 408(i) and 408A(d)(3)(E) and Regulations Sections 1.408-5 and 1.408-6 and under guidance published by the Internal Revenue Service.

American Fidelity Assurance Company agrees to submit reports to the Internal Revenue Service.

ARTICLE V - AMENDMENTS
Any amendment made for the purpose of complying with provisions of the Code and related regulations may be made without the consent of the Owner. The Owner will be deemed to have consented to any other amendment unless the Owner notifies American Fidelity Assurance Company that he or she does not consent within 30 days from the date American Fidelity Assurance Company mails the amendment to the Owner.

ARTICLE VI - RESPONSIBILITY OF THE PARTIES
American Fidelity Assurance Company shall not be responsible for any penalties, taxes, judgments or expenses incurred by the Owner in connection with this IRA and shall have no duty to determine whether any contributions to or distributions from this IRA comply with the Code, regulations or rulings.

This rider is subject to all of the provisions of the Policy as long as this rider does not amend them. This rider will terminate on the same date as the policy to which it is attached.


                                   Secretary

               American Fidelity Assurance Company

2000 Classen                              Oklahoma City, Oklahoma

                        Master Application
                               for
                 Group Deferred Variable Annuity

Application is hereby made to American Fidelity Assurance Company for a Group Deferred Variable Annuity Contract. The Contract is to be issued on the basis of the following statements:

     (1) Applicant (Owner):

     (2) Address:

     (3) Type of Business:

     (4) Type of Tax-Qualified Plan:

     . Corporate Pension/HR-10 Plan

     . 401(k) Plan

     . 403(b) Tax-Deferred Annuity

     . Individual Retirement Annuity Account under 408(b)

     (5) Effective Date:

ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT(S) BEING APPLIED
FOR ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT.
THE VALUES ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR
AMOUNT.

I have received a copy of the current Group Variable Annuity
Contract Prospectus.

Dated this _____ day of ______________, 19__, at




                                   Name of Group or Owner

                                   Address

                                   City  State    Zip

                                   Signature of Employer or Owner